Exhibit 10.33

AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT FOR

HOLU HOU ENERGY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15b ET SEQ., AS AMENDED (THE "FEDERAL ACT"), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT, OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE "STATE ACTS"), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT FOR

HOLU HOU ENERGY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is made as of October 19, 2021 (the “Effective Date”), by the Company and the Persons executing this Agreement as Members.

A.	On February 15, 2019, the Certificate of Formation for the Company, a limited liability company organized under the Act, was filed with the State of Delaware’s Secretary of State.

B.	The Company, Bradley Hansen (“Hansen”) and Theodore Peck (“Peck” and, together with Hansen, the “Original Members”) entered into that certain Limited Liability Company Agreement, dated as of February 15, 2019 (the “Original Agreement”).

C.	Additional Persons became Members (as defined herein) of the Company at various times through execution of joinders to the Original Agreement (together with the Original Members, the “Current Members” and the Original Agreement, as amended by such joinders, the “Amended Original Agreement”).

D.	The Company, the Current Members and Borqs Technologies, Inc. (“Borqs”) have entered into that certain Membership Interest Purchase Agreement, dated as of October 19, 2021, pursuant to which the Company is selling, and Borqs is purchasing, the Class A Membership Units (as defined herein).

E.	The Company, the Current Members and Borqs desire to adopt and approve this Agreement and restate and amend the Amended Original Agreement in its entirety.

F.	The terms not otherwise defined in this Agreement have the meanings set forth in Article I and in Exhibit B.

NOW, THEREFORE, the Members, for and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended.

ARTICLE I.

CERTAIN DEFINITIONS

Unless otherwise defined in this Agreement (including Exhibit B): (a) capitalized terms used in this Agreement have the respective meanings set forth in this Article I; (b) the singular shall include the plural and vice versa; (c) the word “including” shall mean “including, without limitation”; (d) references to “Sections” and “Exhibits” shall be to Sections and exhibits hereof; (e) the words “herein, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular Section or subsection hereof; and (f) references to this Agreement shall include a reference to all exhibits hereto as the same may be amended, modified, supplemented or replaced from time to time.

1.1 “Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, §§18 101 et seq., as amended from time to time.

1.2 Additional Capital Contribution” means, for each Member, any Capital Contribution made by such Member under Section 3.4. If a Membership Interest is Transferred in accordance with the terms of this Agreement, then the transferee shall succeed to the Additional Capital Contribution of the transferor to the extent that it relates to the Transferred Membership Interest.

1.3 “Affiliate” means, for any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in the preceding clauses (i) or (ii). For purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners or Persons exercising similar authority concerning such Person.

1.4 “Agreement or “Operating Agreement” means this Amended and Restated Limited Liability Company Agreement, including all Exhibits attached hereto, as amended from time to time.

1.5 “Articles” means the Company’s Certificate of Formation filed with the Department, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

1.6 “Certificate of Dissolution” means the Certificate of Dissolution filed in accordance with Section 428-805 of the Act and as that term is otherwise used and referred to in the Act.

1.7 “Assignee” means the owner of an Economic Interest who has not been admitted as a Member.

1.8 “Bankruptcy” means: (a) the filing of an application by a Member for, or its consent to, the appointment of a trustee, receiver or custodian of its other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Member, unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due.

1.9 “Board of Managers” has the meaning set forth in Section 5.1(a).

1.10 “Business” means the business of providing services relating to renewable energy, and any other activity related or ancillary thereto, and any other lawful activity for which a limited liability company may be organized.

1.11 “Capital Account” means, for any Member, the Capital Account which the Company establishes and maintains for such Member pursuant to Section 3.2 and in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited (i) the Member’s Capital Contributions, (ii) the Member’s distributive share of Net Profits and any items in the nature of income or gain specially allocated under Section 6.1 of this Agreement or Exhibit B, and (iii) the amount of any Company liabilities assumed by such Member or secured by any asset distributed to the Member;

(b) From each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any property distributed to the Member under any provision of this Agreement, (ii) the Member’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated under Section 6.2 of this Agreement or Exhibit B, and (iii) the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

(c) To determine the amount of any liability for subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and they shall be interpreted and applied in a manner consistent with such Regulations. If the Members shall determine that it is prudent to modify how the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities secured by contributed or distributed property or assumed by the Company or any Members), are computed to comply with such Regulations, then the Members may make such modification; provided, however, that any such modification shall not be likely to have a material effect on the amounts distributed to any Person under Article X upon the dissolution of the Company. The Members shall also (i) make any adjustments necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). “Capital Accounts” means all such accounts maintained for the Members.

1.12 “Capital Contribution” means, for any Member, the total amount of cash and the fair market value of property contributed to the Company by such Member with respect to the Membership Interest in the Company held by such Member, including any the Initial Capital Contributions and Additional Capital Contribution. For purposes of this definition with respect to contributed property, fair market value shall mean the Gross Asset Value of such property less any liabilities assumed by the Company or secured by the contributed property.

1.13 “Change in Form” shall have the meaning set forth in Section 8.3.

1.14  “Class A Member” means the holder of the Class A Membership Units.

1.15  “Class B Member” means the holder of the Class B Membership Units.

1.16  “Class A Membership Units” shall have the meaning set forth in Section

1.17  “Class B Membership Units” shall have the meaning set forth in Section

1.18 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, the provisions of successors to that Code and, to the extent applicable, the Regulations.

1.19 “Company” means the limited liability company formed under the Articles and this Agreement and the limited liability company continuing the business of this Company if the Company is dissolved and its business continued as provided herein.

1.20 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, then Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

1.21  “Dissolution Event” means an event causing the dissolution of the Company as set forth in Article X.

1.22 “Distributable Cash” means the amount of cash which the Board of Managers deem available for distribution to the Unitholders, taking into account all debts, liability and obligations of the Company then due (including debt service, operating experience and such other reasonable reserves as the Board of Managers may determine), income taxes owed by Unitholders relating to the Company, and working capital and other amount which the Members deem necessary for the Company’s Business.

1.23 “Economic Interest” means the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, and includes Profits Interests, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, any right to information concerning the Business and affairs of the Company.

1.24 “Equity Incentive Plan” has the meaning set forth in Section 4 2(a).

1.25  “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year or any shorter period ending on December 31.

1.26 “Gross Asset Value” means for any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Class A Member, provided that the initial Gross Asset Values of the assets contributed to the Company under Section 3.1 and, if applicable, Section 3.4 shall be as set forth in such respective Sections;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Class A Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided that an adjustment described in the preceding clauses (i) and (ii) shall be made only if the Members reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Class A Member; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets under Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account to determine Capital Accounts under Regulations Section 1.704-l(1)(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Profits” and “Net Losses” ; provided, however, that the Gross Asset Values shall not be adjusted under this subparagraph (d) if an adjustment under subparagraph (b) above is required in connection with a transaction that otherwise would result in an adjustment under this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted under subparagraph (b) or (d) above, then such Gross Asset Value thereafter shall be adjusted by the Depreciation taken into account for that asset to compute Net Profits and Net Losses.

1.27  “Majority Interest” means those Members who, in the aggregate, hold a majority of the Percentage Interests which all Members hold of all classes of Membership Interests.

1.28  “Manager” means a member of the Board of Managers as described in Section 5.1.

1.29 “Member” means each Person who (i) has been admitted to the Company as a Member in accordance with the Articles or this Agreement (including the initial signatories of this Agreement) or is an Assignee who has become a Member in accordance with Article VII, and (ii) has ceased to be a Member for any other reason pursuant to the provisions of this Agreement. “Members” means all such Persons.

1.30 “Membership Interest” means all the Units owned by a Member, including the Member’s Economic Interest Economic Interest, the right to vote on or participate in the management of the Company, and the right to receive information concerning the Business and affairs of the Company.

1.31 “Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately under Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses under this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses under this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c) If the Gross Asset Value of any Company asset is adjusted under subparagraphs (b) or (c) of the definition of Gross Asset Value, then the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account to compute Net Profits or Note Losses;

(d) Gain or loss resulting from any disposition of property for which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f) If an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) is required, under Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition, any items which are specially allocated under Section 6.3 shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be allocated specially under Section 6.3 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

1.32 “Partrnership Representative” (as defined in Code Section 6231) has the meaning set forth, and shall be the Person so designated, in Section 9.7.

1.33  “Party means, depending on the context, any Member or the Company, and “Parties” means, depending on the context, any one or more Members or any one or more Members and the Company.

1.34 “Perecentage Interest” means the number of Units owned by a Unitholder as a percentage of the issued and outstanding Units, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement; provided, that, the Percentage Interest represented by the Class A Membership Units shall be fixed at fifty-one percent (51%) notwithstanding the issuance of any Membership Interests, Profits Interests or Economic Interests issued after the Effective Date.

1.35 “Person” means an individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or any other entity.

1.36  “Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures

1.37 “Public Offering” means the sale in an underwritten public offering registered under theSecurities Act of the equity securities of the Company or any of its successors.

1.38 “Regulations” means, unless the context clearly indicates otherwise, the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations are amended from time to time.

1.39 “Sale of Company” means the sale of the Company (whether by merger, consolidation Transfer of equity securities or otherwise) pursuant to which any party acquires (a) more than a majority of the outstanding Units of the Company or (b) all or substantially all of the assets of the Company on a consolidated basis.

1.40 “Transfer” means, as a noun, any voluntary or involuntary transfer, assignment, sale, conveyance, lease, mortgage, security interest, deed, encumbrance, gift, pledge, hypothecation or other disposition; and, as a verb, voluntarily or involuntarily to transfer, assign, sell, convey, lease, mortgage, grant a security interest in, deed, encumber give, pledge, hypothecate or otherwise dispose of.

1.41 “Units” means the limited liability company interests in the Company, including, without limitation, the Class A Membership Units and the Class B Membership Units.

1.42  “Unitholder” means any owner of a Unit, whether as a Member, Assignee, or holder of an Economic Interest, or Profit Interests.

1.43 “Unitholder Matters” has the meaning as set forth in Section 8.1(d).

ARTICLE II.

ORGANIZATION

2.1 Formation.

(a) The Members have formed the Company pursuant to the Act by filing the Articles with the State of Delaware Secretary of State and entering into the Original Agreement.

(b) The Parties expressly intend that this Agreement shall be the sole statement of agreement among them, and, except to the extent that a provision of this Agreement expressly incorporates federal income tax rules by reference to Sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a manner so as to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be a part of this Agreement from and after the date of such amendment or interpretation. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members and the Company hereby agree that the duties and obligations imposed upon the Members of the Company as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

2.2 Name The name of the Company shall be “Holu Hou Energy, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Class A Member deems appropriate or advisable.

2.3 Term. The term of this Agreement commenced on the Effective Date and shall continue at will and shall not be for a specified term, unless the Company shall be sooner dissolved and its Business and affairs wound up in accordance with the Act or pursuant to Article X.

2.4 Office and Agent.

(a) General. The Company shall continuously maintain a registered agent in the State of Delaware.

(b) Office. The principal office of the Company shall be at such other place as the Board of Managers may determine from time to time.

(c) Designated Agent for Service of Process. The designated agent for service of process on the Company in the State of Delaware shall be Incorp Services, Inc., whose address is 919 North Market Street, Suite 950, Wilmington, DE 19801 or any successor as determined by the President. If the designated agent for service of process ceases to act as such for any reason, then the Members shall promptly designate a replacement agent for service of process.

2.5 Purpose; Powers. The purposes of the Company are to (i) operate the Business, (ii) make such additional investments and engage in such additional activities as set forth in this Agreement, (iii) engage in any and all activities related or incidental to the purposes set forth in the preceding clauses (i) and (ii), and (iv) otherwise engage in any lawful act or activity for which a limited liability company can be organized under the Act. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 2.5.

2.6 Filings.

(a) The Board of Managers shall take any and all actions reasonably necessary or desirable to protect and maintain the status of the Company as a limited liability company under the Act and other applicable laws and in any other jurisdictions in which the Company engages in Business, including the preparation and filing of such amendments to the Articles and such other articles, statements, annual reports, assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, actions to reflect: (i) a change in the Company’s name; (ii) a change in the Company’s designated office; (iii) a change in the Company’s designated agent for service of process; (iv) a correction of false or erroneous statements in the Articles; or (v) a change in the time for dissolution of the Company as stated in the Articles and in this Agreement.

(b) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Article X, the Board of Managers shall execute and cause to be filed Certificate of Dissolution in accordance with the Act and the laws of any other jurisdiction in which the Managers deem such filing necessary or advisable.

ARTICLE III.

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. On or prior to the Effective Date, each Member has contributed such amounts as are set forth opposite such Member’s name on Schedule 3.1 attached hereto (the “Initial Capital Contributions”). The Company shall keep records of Capital Contributions and Additional Capital Contributions.

3.2 Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member makes a permitted Transfer of all or a part of its Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the Transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(l).

3.3 No Interest. No Member shall be entitled to receive any interest on its Capital Contributions and any Additional Capital Contributions.

3.4 Additional Capital Contributions. No Member shall be required to make any Additional Capital Contributions or have the right to participate in a capital call, unless otherwise agreed to with the Company in writing. To the extent approved by the Board of Managers, the Members may, from time to time, be permitted to make Additional Capital Contributions if and to the extent that they so desire. If the Board of Managers determine that such Additional Capital Contributions are necessary or appropriate for the conduct of the Company’s Business. Each Member shall receive a credit to its Capital Account in the amount of any Additional Capital Contribution which it contributes to the Company. Immediately following the contribution of such Additional Capital Contributions, additional Units shall be issued to such Members as agreed to between the Member and the Board of Managers.

3.5 No Rights of Redemption or Return of Capital Contribution. Subject to Section 10.6, no Member has a right to have such Member’s Membership Interest redeemed or to have its Capital Contribution returned prior to the termination of the Company, even if the Member dissociates prior to the termination of the Company. Further, at the termination of the Company, the right to return of the Capital Contribution is subject to Article X.

ARTICLE IV.

MEMBERS

4.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

4.2 Admission of Additional Members.

(a) In General. The Members may, upon the prior written approval of the Class A Member (except as set forth in Section 5.1(b)(6)), admit additional Members to the Company. Notwithstanding the previous sentence, the Equity Incentive Plan attached hereto as Exhibit C for granting Units, Economic Interests, options, Profits Interests, or other such interests to employees of the Company, all such grants to be subject to the prior written approval of the Board of Managers. Any additional Member shall make a Capital Contribution and obtain therefor a Membership Interest, and shall participate in the Net Profits, Net Losses and distributions of the Company, on such terms as are determined and approved by the Company. Notwithstanding the foregoing, Assignees may only be admitted as substituted Members in accordance with Article VII.

(b) Amendment and Restatement of this Agreement or Joinder. If the Members admit any additional Members, then either (i) the Members shall, concurrently with such admission of any new Members, amend and restate this Agreement in order to specify the voting rights and voting requirements of the Members to apply from the date of admission and to make any other changes that are necessary or desirable in connection with such admission, or (ii) the new Member shall execute a joinder to be bound by the terms and conditions of this Agreement.

4.3 Withdrawals or Resignations. Except when all of the Member’s Units are Transferred to another Person in accordance with Article VII, no Member may withdraw or resign from the Company. A Member shall no longer be a Member of the Company upon the Transfer of all their Units to another Person in accordance with Article VII.

4.4 Termination of Membership Interest. Upon the Transfer of a Member’s Membership Interest in violation of Article VII, the Membership Interest of such Member shall be terminated and thereafter that Member shall be an Assignee only. Each Member acknowledges and agrees that such termination of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

4.5 Competing Activities. Unless an agreement has been executed between such Person and the Company stating the contrary, (i) the Members and their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company’s Business and that might be in direct or indirect competition with the Company; (ii) neither the Company nor any Member have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (iii) the Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company; (iv) the Members have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company; (v) each Member acknowledges that the other Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Member’s time; (vi) each Member hereby waives any and all rights and claims which it may otherwise have against the other Members and their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates as a result of any of such activities.

4.6 Transactions between the Company and the Members; Public Company Reporting.

(a) Notwithstanding that it may constitute a conflict of interest, the Members may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation or other terms of employment) with the Company as long as such transaction is not expressly prohibited by this Agreement and as long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company.

(b) Subject to any limitations set forth in this Agreement and with the prior written approval of the Board of Managers, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

(c) During the term in which a Class A Member is a publicly traded corporation and owns a Majority Interest in the Company, the Class A Member shall be responsible and shall indemnify and reimburse the Company for all costs associated with the Company to be compliant with any and all reporting requirements relating to the Class A Member’s status as a publicly traded corporation, including but not limited to any audit requirements and attorneys’ fees associated with such reporting requirements as required by law or required by an exchange. A “publicly traded corporation” means an Issuer with (A) a class of securities registered under section 12 of the Securities Exchange Act of 1934 (15 U.S.C. § 78l); or (B) that is required to file reports under section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. § 78o(d)). "Issuer" has the meaning given that term in section 3 of the Securities Exchange Act of 1934 (15 U.S.C. § 78c).

4.7 Payments to Members. Except as specified herein, no Member or Affiliate of a Member is entitled to remuneration for acting in the Company’s Business or for services rendered or goods provided to the Company, unless such Member is an employee or has a written agreement with the Company.

4.8 Members Are Not Agents. No Member, acting solely in the capacity of a Member, is an agent of the Company, and no Member, unless expressly and duly authorized in writing to do so by the Board of Managers, has any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

4.9 Voting Rights. The Class A Member shall have the right to approve or disapprove matters as specifically stated in this Agreement, including the following:

(a) Required Approval of the Class A Member. Unless otherwise indicated below, the following matters shall require the prior written approval of the Class A Member:

(1)	Except as set forth in Section 5.1(b)(6), a decision to admit a new Member pursuant to Section 4.2;

(2) Except as provided in Section 7.4, the Transfer of a Membership Interest and the admission of the Assignee as a Member of the Company in accordance with Article VII;

(3)	Enter into or establish any partnership, joint venture or similar arrangement, except in the ordinary course of business;

(4)	Cause any Transfer of any assets of the Company, except in the ordinary course of business;

(5)	Redeem or repurchase any Membership Interests by the Company;

(6)	Cause the Company to incur or otherwise deal with any indebtedness, except in the ordinary course of business;

(7)	Change the Company’s accountants;

(8)	Change the Company’s accounting principles or polices;

(9)	Except to the extent (i) such contract or liability is otherwise expressly permitted herein or (ii) in the ordinary course of business, enter into any material contract or incur a material liability;

(10)	Dissolve the Company; and

(11)	Any amendment of the Articles or, in accordance with Section 12.14, this Agreement.

For the avoidance of doubt and without limiting the generality of the foregoing, “ordinary course of business,” includes, but is not limited to building renewable energy systems, financing such systems, selling such systems, creating special purpose entities for such systems, and executing agreements for the sale, joint development, or construction of such systems.

(b) Required Vote of the Majority Interest. Any other matters that have been determined by the Board of Managers to require a vote of the Members shall require the vote as written consent of a Majority Interest.

(c) Approval Standard. Except as otherwise specifically provided in this Agreement, all votes, approvals or consents of the Members may be given or withheld, conditioned or delayed as the Members may determine in their sole and absolute discretion.

4.10 Meetings of Members.

(a) Date, Time and Place of Meetings of Members; Secretary. Meetings of the Members may be held at such date, time and place within or outside the State of Delaware as the Board of Managers may fix from time to time. No annual or regular meetings of Members are required, unless otherwise determined by the Board of Managers. At any Member’s meeting, the Class A Member, in its absence, the Chief Executive Officer, if any), shall preside at the meeting, and the secretary, if any, of the Company shall prepare minutes of the meeting, which shall be placed in the minute book of the Company. If there is no such chairperson or president or secretary, then the Board of Managers shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

(b) Power to Call Meetings. Meetings of the Members may be called by either (i) upon the written demand of Members holding more than fifty percent (50%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote or (ii) by any Manager for any matter.

(c) Notice of Meeting; Mail-in Ballot. Written notice of a meeting of the Members shall be sent or otherwise given to each Member in accordance with Section 4.10(d) not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the date, place and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. The Board of Managers may, in its sole discretion, include a mail-in ballot allowing such Member to give its vote in advance of the meeting. A mail-in ballot properly and timely delivered to the Board of Managers, in accordance with the instructions provided by the Board of Managers, shall constitute a Member appearing at the meeting of the Members described in the notice. Mail-in ballots may be electronic.

(d) Manner of Giving Notice. Notice of any meeting of the Members shall be given either personally or by first-class mail or facsimile or electronic or other written communication, charges prepaid, addressed to each Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by facsimile or electronic or other means of written communication. Notice shall be given by the Board of Managers.

(e) Quorum. The presence in person, by proxy, or mail-in ballot of a Majority Interest shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by Members holding at least a Majority Interest.

(f) Adjourned Meeting; Notice Any Members’ meerting, whether or not a quorum is present, may be adjourned from time to time by the affirmative vote of a majority of the Membership Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 4.10(f). When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Members shall set a new record date. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

(g)  Waiver of Notice or Consent.

(1) The actions taken at any meeting of the Members, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after a regular call and notice, if a quorum is present either in person, mail-in ballot, or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

(2) Attendance of a Person at a meeting shall constitute a waiver of notice of that meeting, except when the Person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting.

(h)  Action by Written Consent without a Meeting.

(1) Any action that may be taken at a meeting of the Members may be taken without a meeting, if a consent in writing setting forth the action so taken is signed and delivered to the Company within thirty (30) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the secretary, if any, of the Company and shall be maintained in the Company records. Any Member giving written consent, or the Member’s proxy holder(s) may revoke the consent by a writing received by the secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

(2) Unless the consents of all Members entitled to vote have been solicited in writing, prompt notice shall be given of the taking of any other action approved by Members without a meeting, to those Members entitled to vote who have not consented in writing.

(i) Meetings by Telephone Conference Call. Members may participate in any Member’s meeting through the use of any means of conference telephones, web conferences, or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

(j) Record Date. In order that the Company may determine the Members of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any distribution or to exercise any rights in respect of any other lawful action, the Board of Managers may fix, in advance, a record date that is not more than sixty (60) days nor less than ten (10) days prior to the date of the meeting and not more than sixty (60) days prior to any other action. If no record date is fixed, then:

(1) The record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(2) The record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

(3) The record date for determining Members for any other purpose shall be at the close of business on the day on which the Members adopt the resolution relating thereto, or the thirtieth (30th) day prior to the date of the other action, whichever is later.

(4) The determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless the Members who called the meeting fix a new record date for the adjourned meeting; provided that the Members who called the meeting shall fix a new record date if the meeting is adjourned for more than forty five (45) days from the date set for the original meeting.

(k) Proxies. Every Member entitled to vote on any other matter have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary, if any, of the Company. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

4.11 Two (2) Classes; Article 8 of UCC. There shall be two (2) classes of Membership Interests. Membership Interests shall be represented by the Class A Membership Units and the Class B Membership Units. All Units owned by Members immediately prior to the Effective date of this Agreement, upon the Effective date of this Agreement, have been converted into Class B Membership Units as evidenced by a resolution adopted by the Board of Managers and the Members in accordance with the terms of the Amended Original Agreement. The Members hereby acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, suh interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. The Company shall maintain books for the purpose of registering the transfer of limited liability company interests. A transfer of limited liability company interests in the Company shall be effected by the Company's registering the transfer upon delivery of an endorsed certificate representing the limited liability company interests being transferred.

4.12  Certificate of Membership Interest.

(a) Certificate. All Units (and the Membership Interests represented thereby) shall be represented by certificates, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Class A Member may from time to time determine. The exact contents of a certificate of membership may be determined by action of the Board of Managers, but shall be issued substantially in conformity with the following requirements. The certificates of membership shall be respectively numbered serially, as they are issued, shall be impressed with the Company seal or a facsimile thereof, if any, and shall be signed by a person designated by the Board of Managers for that purpose. Each certificate of membership shall state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the person to whom the certificate is issued, the date of issue, the class of Unit issued, and the Percentage Interest represented thereby. A statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the Membership Interest, if any, shall be set forth in full or summarized on the face or back of the certificates which the Company shall issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any holder of a Membership Interest upon request without charge. Each certificate of membership shall be otherwise in such form as may be determined by the Class A Member.

(b)  Legend on Certificates. Any certificate issued must bear the following legend:

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE WAS ORIGINALLY ISSUED AS OF , 20__, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE HAWAII UNIFORM SECURITIES ACT, AS AMENDED (THE “HAWAII ACT”), THE DELAWARE SECURITIES ACT, AS AMENDED (‘DELAWARE ACT”) OR ANY OTHER STATE SECURITIES LAW AND IT MAY NOT BE SOLD OR TRANSFERRED ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR THE HAWAII ACT, DELAWARE ACT OR APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR THE HAWAII ACT, THE DELAWARE ACT OR OTHER STATES SECURITIES LAW, THE TRANSFER OF THE INTEREST REPRSENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT, AS AMENDED FROM TIME TO TIME, GOVERNING HOLU HOU ENERGY, LLC (THE “COMPANY”), AS THE ISSUER, BY AND AMONG CERTAIN INVESTORS. A COPY OF THOSE CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER OF THIS CERTIFICATE UPON WRITEN REQUEST AND WITHOUT CHARGE.

(c) Cancellation of Certificate. Except as herein provided with respect to lost, stolen or destroyed certificates, no new certificates of membership shall be issued in lieu of previously issued certificates of membership until former certificates for a like number of Membership Interests have been surrendered and cancelled. All certificates of membership surrendered to the Company for Transfer shall be cancelled.

(d) Replacement of Lost, Stolen, or Destroyed Certificate. Any Member claiming that its certificate of membership is lost, stolen or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity to the Company as may be reasonably required by the Board of Managers, a new certificate may be issued of the same tenor and representing the same Percentage Interest of the Member that was represented by the certificate alleged to be lost, stolen or destroyed.

(e) Membership Register; Issued and Outstanding Units. The Company may maintain a register of the Members, including their respective mailing addresses and the amount the Membership Interest held by them, and shall update such register upon the Transfer of any Membership Interest to any new or existing Member. The Company shall maintain an accounting of all issued and outstanding Units.

4.13 Profits Interest. It is the intention of the parties to this Agreement that distributions and allocations to any holder of an interest designated by the Board of Managers, as a profits interest shall be limited to the extent necessary so that each such interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Board of Managers shall, if necessary, limit distributions and allocations to any holder of such an interest so that such distributions and allocations do not exceed the available profits in respect of such holders related Profits Interest. All Members, whether parties hereto as of the date hereof or admitted after the date hereof consent to the Company taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause any interest designed by the Board of Managers as a “profits interest” to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such Interests are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG 105346 03), and any similar or related authority.

ARTICLE V.

MANAGEMENT AND CONTROL OF THE COMPANY

5.1 Management of the Company by the Board of Managers.

(a) Management by the Board of Managers. Management of the Company shall be vested in the Board of Managers (can also be called the “Board of Directors”) (each, a “Manager” and collectively, the “Board of Managers”), except as otherwise described herein. The Board of Managers shall have all authority and power to act on the Company’s behalf except for matters specifically reserved to the Members as stated herein. The Board of Managers, unless otherwise required in this Agreement or by the Act, shall be responsible for the management of the Business, property and affairs of the Company, and have the full, and complete authority, power and discretion to manage and control the Business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s Business, property and affairs, including, without limitation, (i) to plan, analyze, and execute a strategic plan for the Company; and (ii), (A)_from time to time, to issue, sell, and/or authorize new Units or Membership Interests on behalf of the Company, except that such owners of Units or Membership Interests shall not become Members until approved by the Class A Member in accordance with the terms and conditions herein, and (B) to assign, grant, or transfer Profits Interests, without additional Class A Member approval or consent. The Class B Members agree and understand that such actions in the foregoing sentence may dilute a Member’s rights to distributions, profits and losses allocations, and voting rights, among other things. The Board of Managers have the right to amend and update Exhibit A from time to time to reflect the Units as such Units are issued and outstanding, and to record the total Units authorized by the Board of Managers.

(b) Class B Manager Rights. Notwithstanding anything herein the contrary, the Class B Nominee (as defined below) shall have the right to perform the following actions on behalf of the Company without the consent or approval of the Class A Nominee (defined below), the Board of Managers, or the Class A Members:

(1) Hire, fire, promote, or demote employees or independent contractors of the Company;

(2) Purchase, offer, or alter employee benefits, such as health insurance; provided that such benefits do not grant profit interests or equity in the Company without prior approval as set forth above;

(3) Execute services, vendor, or supply agreements for the Company or its projects;

(4) Execute agreements to finance, build, sell, transfer, encumber, or collateralize assets of the Company in the ordinary course of business;

(5) Purchase, maintain, and alter Directors and Officer’s Insurance, or other similar insurance policies;

(6) Issue, sell, or transfer Class B Membership Units and admit Class B Members; provided that, in no case may the total number of Class B Units issued (including any warrants, options, pledges, conversion rights, or other promises related to Class B Units) exceed Forty-Nine percent (49%) of the total and issued Membership Units of the Company on a fully diluted basis, without the prior consent of the Class A Member; and

(7) Notwithstanding anything herein to the contrary, distribute, sell, assign, transfer, or hypothecate shares of BORQ Technologies, Inc. (or its successor), including distributing such shares to Class B Members only.

(c) Number of Managers. The Board of Managers shall consist of at least two (2) Managers, but no more than five (5) Managers. On the Effective Date, the Board of Managers will consist of three (3) Managers, unless expanded or decreased by a vote of the majority of the Board of Managers.

(d) Terms of Managers. Managers shall serve until such Manager resigns, is disabled, or is removed in accordance with this Agreement.

(e) Election of Managers. The Board of Managers shall consist of the following individuals: (i) two (2) individuals (the “Class A Nominees”) designated by the Class A Member and (ii) one (1) individual (the “Class B Nominee,” and, together with the Class A Nominees, the “Nominees”) designated by the Class B Members. Each Unitholder shall vote his, her or its Units at any regular or special meeting of the Members or in any written consent executed in lieu of such a meeting and shall take all other actions necessary to give effect to the agreements contained in this Agreement (including, without limitation, the election of Managers in accordance with the immediately preceding sentence) and to ensure that the Articles as in effect immediately following the Effective Date do not, at any time thereafter, conflict in any respect with the provisions of this Agreement. On the Effective Date, the initial Managers of the Company shall be Bradley Hansen, Pat Sek Yuen Chan and Anthony K. Chan. Upon the expiration, resignation, death, disability (as reasonably determined by the Board of Managers), or removal of a Class A Nominee, the Class A Member shall vote to fill such vacancy on the Board of Managers. Upon the expiration, resignation, death, disability (as determined by the Board of Managers), or removal of a Class B Nominee, the Class B Members shall vote to fill such vacancy on the Board of Managers.

(f) Reimbursement. The Company shall pay or reimburse the reasonable out-of- pocket expenses incurred by each member of the Board of Managers in connection with attending the meetings of the Board of Managers.

(g) Policies and Procedures. The Board of Managers shall use commercially reasonable efforts to adopt a set of standards of business conduct which shall establish reasonable and prudent policies and guidelines for the Company, its Subsidiaries and their employees, including with respect to the following matters: conflicts of interest, ethical practices, trade regulation, payment and procurement policies, legal compliance, employment discrimination, sexual harassment and environmental management.

(h) Committees. Committees shall be formed by the Board of Managers from time to time and shall be empowered by the Board of Managers to take actions specified in the committee charter issued by the Board of Managers, without additional vote of the Board of Managers.

(i)  Board Meetings. The Board of Managers have regular and special meetings as follows:

(1) Place of Meetings. Board of Mangers meetings shall be held at the principal office of the Company and may be attended in person, via teleconference, via web conference, or other technology that allows all the Managers to hear and speak to one another.

(2) Regular and Special Meetings. Board of Managers meetings shall be held each quarter in the calendar year. Special meetings may be called by the CEO, President or any two (2) Managers (including at least one Class A Nominee and the Class B Nominee).

(3) Notice of the Board Meetings. Notice of the date, time, and place of Regular Meetings or Special Meetings of the Board of Managers shall be given by regular mail or e-mail with no less than three (3) days notice prior to the meeting. Notice of any subject matter requiring voting on the agenda shall be given to each Manager in the same manner no less than two (2) days before the meeting.

(4) Quorum of the Meeting; Voting. Quorum of the Meeting shall be two (2) Managers (including at least one Class A Nominee and the Class B Nominee). Each Manager has one (1) vote. The vote of the majority of the Managers present at a meeting shall constitute an action of the Board of Managers.

(5) Chair of the Board of Managers. The Board of Managers may elect a chair of the Board of Managers who shall oversee and preside at all meetings of the Board of Managers. The Board of Managers may elect a vice-chair to act in place of the chair if the chair is absent from a meeting of the Board of Managers. The Chair shall be responsible for sending all notices required by this Agreement.

5.2  Officers.

(a) Appointment of Officers. The Board of Managers may appoint officers at any time. The officers of the Company, if deemed necessary or desirable by the Board of Managers, may include a chairperson, ceo, president, vice president, secretary and chief financial officer. The officers shall serve at the pleasure of the Board of Managers, subject to the rights, if any, granted to such officer under any contract of employment with the Company. Any individual may hold any number of offices. No officer need to be a resident of the State of Delaware or citizen of the United States. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Board of Managers.

(b) Removal, Resignation and Filling of Vacancy of Officers.

(1) Subject to the rights, if any, granted to such officer under any contract of employment with the Company, any officer may be removed, either with or without cause, by the Board of Managers at any time.

(2) Any officer may resign at any time by giving written notice to the Board of Managers or a more senior officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

(3) A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(c) Salaries of Officers. The salaries of all officers and agents of the Company shall be fixed by the Board of Managers, unless such duty has been delegated to an officer or other individual.

(d) Signing Authority of Officers. Subject to Section 5.3(b) and any restrictions imposed by the Board of Managers, the officers have the following signing authorities: Any officer, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money in an amount of less than $10,000 may be signed by any one officer, acting alone. All checks, drafts, and other instruments obligating the Company to pay money in an amount of $10,000 or more must be approved by two (2) officers in writing (including email), but can be signed by one (1) officer.

(e) Limited Liability. No Person who is an officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being an officer of the Company.

ARTICLE VI.

ALLOCATIONS OF NET PROFITS AND

NET LOSSES AND DISTRIBUTIONS

6.1 Allocations of Net Profits. After giving effect to the special allocations set forth in Section 6.3, all Net Profits for any Fiscal Year (or other period) shall be allocated to the Unitholders in proportion to their respective Percentage Interests.

6.2 Allocations of Net Losses. After giving effect to the special allocations set forth in Section 6.3, all Net Losses for any Fiscal Year (or other period) shall be allocated to the Unitholders in proportion to their respective Percentage Interests.

6.3 Regulatory Allocations. Notwithstanding the other provisions of Sections 6.1 and 6.2, all Net Profits and Net Losses (and all items thereof) shall be subject to the regulatory allocations set forth in Exhibit B.

6.4 Allocations of Taxable Income and Taxable Loss. Except as provided in Exhibit B, the provisions of which are incorporated by reference as if set forth here in full, each item of taxable income, gain, loss, deduction, preference or recapture entering into the computation of Net Profits or Net Losses hereunder shall be allocated to each Unitholder in the same proportion as Net Profits or Net Losses are allocated to such Unitholder.

6.5 Distributions of Distributable Cash by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Board of Managers may elect from time to time to distribute Distributable Cash to the Unitholders in proportion to their Percentage Interests. All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Subject to Section 6.7, the Company shall not incur any liability for making distributions in accordance with this Section 6.5.

6.6 Form of Distribution. A Unitholder, regardless of the nature of the Unitholder’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. Except as provided in Section 10.4, no Unitholder may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Unitholders and no Unitholder may be compelled to accept a distribution of any asset in kind.

6.7  Restriction on Distributions.

(a) No distribution shall be made if, after giving effect to the distribution:

(1) The Company would not be able to pay its debts as they become due in the usual course of business;

(2)  The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved, wound up and terminated at the time of the distribution, to satisfy the preferential rights upon dissolution, winding up and termination of other Unitholders, if any, that are superior to the rights of the Unitholder receiving the distribution; or

(3) Such distributions would violate applicable law.

(b) The Board of Managers may base a determination that a distribution is not prohibited on any of the following:

(1) Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances;

(2) A fair valuation; or

(3) Any other method that is reasonable in the circumstances.

Except as provided in the Act, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within one hundred twenty (120) days after the date of authorization, or the date payment is made if it occurs more than one hundred twenty (120) days of the date of authorization.

6.8 Return of Distributions. Unitholders and Assignees who receive distributions made in violation of the Act, applicable law, or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act, applicable law, or this Agreement, no Unitholder shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Unitholder or Assignee or paid by a Unitholder or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Unitholder or Assignee.

6.9 Obligations of Unitholders to Report Allocations. The Unitholders are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company Net Profits and Net Losses for income tax purposes.

6.10 General Rules Applicable to Article VI. For purposes of making the allocations under Sections 6.1 and 6.2, any distributions of Distributable Cash made with sixty (60) days of the close of any Fiscal Year shall be considered to have been made on the last day of the preceding Fiscal Year.

(a) If any assets of the Company are to be distributed in kind as permitted by this Agreement, (i) such assets shall be distributed on the basis of their fair market value, and any Unitholder entitled to any interest in the assets distributed shall receive its interest as a tenant-in-common with all other Unitholders so entitled, and (ii) the Unitholder’s Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its fair market value by the Company prior to the distribution.

ARTICLE VII.

TRANSFER AND ASSIGNMENT OF INTERESTS

7.1 Transfer and Assignment of Interests; Registered Securities. Except as provided herein, no Unitholder shall be entitled to Transfer all or any part of its Units, except as set forth in this Agreement. Notwithstanding anything herein to the contrary, sales or transfers of Units pursuant to a Public Offering or registration statement filed by the Company are permitted without compliance with any other provision of this Agreement. Transfers in violation of this Article VII shall only be effective to the extent set forth in Section 7.7. After the consummation of any Transfer of all or any part of a Units, the Units so Transferred shall continue to be subject to the terms and provisions of this Agreement, and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

7.2 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Unitholder shall Transfer all or any part of its Units: (i) unless the Unitholder, if requested by the Board of Managers, has furnished to the Company a written opinion of counsel, satisfactory to the Members, that such Transfer will not require registration of any securities under the Securities Act of 1933 or the Delaware Uniform Securities Act or the consent of or a permit from appropriate authorities under any other applicable state securities law, (ii) unless the Unitholder complies with all other applicable federal and state securities laws, and (iii) if required by the Board of Managers, if the Units to be Transferred, when added to the total of all other Units Transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B).

7.3 Substituted Members. An Assignee of a Membership Interest has the right to become a Member if admitted in accordance with the terms and conditions of this Agreement. The admission of an Assignee as a substituted Member shall not result in the release of the Member who Transferred the Membership Interest from any liability that such Member may have to the Company.

7.4 Permitted Transfers. The Class A Member may Transfer all or a portion of its Membership Interest to an Affiliate without the consent of any other Member. The Membership Interest of any Member may not be Transferred to any other Member, except pursuant to the restrictions set forth in Section 7.1(a). The Economic Interest of any Member may be transferred (i) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or such spouse, parent, sibling, in-law, child or grandchild of the Member, or (ii) to any Affiliate of the Member; it being agreed that, in executing this Agreement, each Member has consented to such Transfers.

7.5 Effective Date of Permitted Transfers. Any permitted Transfer of all or any portion of a Membership Interest or an Economic Interest shall be effective as of the date following the date upon which all of the requirements of Sections 7.1, 7.2 and 7.3 have been met. The Company shall provide the Members with written notice of such Transfer as promptly as possible after all of the requirements of Sections 7.1, 7.2 and 7.3 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on Transfer imposed by this Agreement.

7.6 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, the Member’s personal representative, executor, administrator, guardian, conservator or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property, including any power the Member has under the Articles or this Agreement to give an Assignee the right to become a Member. If a Member is a corporation, trust or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

7.7  No Effect to Transfers in Violation of This Agreement.

(a) Upon any Transfer of a Membership Interest in violation of this Article VII, the transferee has no right to vote or participate in the management of the Business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Assignee and thereafter shall only receive the share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Members, a Transfer in violation of this Article VII would cause the tax termination of the Company under Code Section 708(b)(1)(B), then the Transfer shall be null and void and the purported transferee shall not become either a Member or an Assignee, unless otherwise consented by the Board of Managers.

(b) Upon and contemporaneously with any Transfer (whether arising out of an attempted charge upon that Member’s Economic Interest by judicial process, a foreclosure by a creditor of the member of otherwise) of a Member’s Economic Interest (other than in accordance with Section 7.4) which does not at the same time Transfer the balance of the rights associated with the Membership Interest that is Transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the Business, property and affairs of the Company), the Company shall have the option to purchase from the Member, and the Member shall sell to Company for a purchase price of $100, all remaining rights and interests retained by the Member that immediately before the Transfer were associated with the Transferred Economic Interest; except in cases where Company and the Member or transferee has entered into an agreement to the contrary. Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member. This Section 7.7(b) shall not be applicable if the Company has a Public Offering or has filed a registration statement.

(c) Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interests from a Member who Transfers a Membership Interest in violation of this Article VII is not unreasonable under the circumstances existing as of the date hereof.

7.8 Right of First Negotiation. If any Class B Member desires to Transfer all or any part of its Class B Membership Units (other than pursuant to Section 7.4), such holder shall notify the Class A Member in writing of such desire. For a period of thirty (30) days thereafter, unless otherwise waived by the Class A Member, the Class A Member shall negotiate in good faith with respect to the purchase of such holders of Class B Membership Units. If a Class A Member desires to Transfer all of its Class A Membership Units, in a single or series of transactions occurring within a twelve (12) month period, such holder shall notify the Class B Members in writing of such desire. For a period of thirty (30) days thereafter, unless otherwise waived by a majority of the percentage interest of the Class B Members as a class, the Class B Members shall negotiate in good faith with respect to the purchase of such holders of Class A Membership Units by either the Class B Members or a designee of the Class B Members.

7.9 Right of First Refusal. If a Unitholder receives an offer to Transfer its Units from a buyer (other than pursuant to Section 7.4), then (i) if such Unitholder is a Class B Member (the “Class B ROFR Party”), such Unitholder shall first offer such Units to the Class A Member in accordance with the following provisions and (ii) if such Unitholder is the Class A Member (the “Class A ROFR Party” and, together with the Class B ROFR Parties, the “ROFR Parties”), the Class A Member shall first offer such Units to the Class B Members in accordance with the following provisions:

(a) Such transferring Unitholder shall deliver a written notice (the “Option Notice”) to the applicable ROFR Party stating (i) such Unitholder’s bona fide intention to Transfer such Unit, (ii) the Unit to be Transferred, (iii) the purchase price and terms of payment for which the Unitholder proposes to Transfer such Unit, and (iv) the name and address of the proposed transferee.

(b) Within thirty (30) days after receipt of the Option Notice, the applicable ROFR party has the right, but not the obligation, to elect to purchase all or any part of the Unit upon the price and terms of payment designated in the Option Notice. If the Option Notice provides for the payment of non-cash consideration, the applicable ROFR Party may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as mutually agreed. If the applicable ROFR Party exercises such right within such thirty (30) day period, the applicable ROFR Party shall give written notice of that fact to the transferring and non-transferring Unitholders.

(c) If the applicable ROFR Party elects to purchase or obtain any or all of the Unit designated in the Option Notice, then the closing of such purchase shall occur within ninety (90) days after receipt of such notice and the transferring Unitholder, the applicable ROFR Party shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

(d) If the applicable ROFR Party elects not to purchase or obtain, or defaults in its obligation to purchase or obtain, all of the Units designated in the Option Notice, then the transferring Unitholder may Transfer the portion of the Unit described in the Option Notice not so purchased to the proposed transferee, provided that such Transfer (i) is completed within thirty (30) days after the expiration of the applicable ROFR Party’s right to purchase such Unit, (ii) is made on terms no less favorable to the transferring Unitholder than as designated in the Option Notice, and (iii) complies with Sections 7.1, 7.2 and 7.3 relating to the consent of the Unitholders and the securities and tax requirements; it being acknowledged by the Unitholders that compliance with Sections 7.8 and 7.9 does not modify any of the Transfer restrictions set forth in Article VII hereof or otherwise entitle a Unitholder to Transfer its Unit other than in the manner prescribed by Article VII. If such Unit is not so Transferred, the transferring Unitholder must give notice in accordance with this Section 7.9 prior to any other or subsequent proposed Transfer of such Unit.

ARTICLE VIII.

DRAG ALONG RIGHTS; CHANGE IN BUSINESS

8.1  Drag Along Right.

(a) The Company shall not commence a Sale of the Company without the prior written consent of the Class A Member. In the event that the Class A Member wishes to commence a Sale of the Company, the Company shall give written notice to all of the Unitholders that it is invoking the provisions of this Section 8.1. Each of the Unitholders hereby waives, to the extent permitted by applicable law, all applicable appraisal rights and rights to object to or dissent from such Sale of the Company, and agrees that it will raise no objections against such Sale of the Company, provided, that the distribution resulting from the sale to the Unitholders are distributed equally to all Unitholders on a per Unit basis.

(b) The Company and each of the Unitholders hereby agree to cooperate fully in any Sale of the Company and not to take any action prejudicial to or inconsistent with such Sale of the Company, including without limitation providing access to and answering questions of the buyer and its representatives in connection with such Sale of the Company, and without limitation of Section 8.1(e) executing any and all agreements and instruments reasonably requested by Company that are necessary or advisable to effectuate such Sale of the Company. Each Unitholder will, upon request, deliver an executed instrument of Transfer with respect to his, her or its Units in escrow (pending receipt of the purchase price therefor) to counsel designated by Company. The Company shall cause its officers, employees, agents, contractors and others under its control to cooperate in any proposed Sale of the Company pursuant to this Section 8.1 and not to take any action that might impede any such Sale of the Company. Pending the completion of any proposed Sale of the Company, the Company shall use reasonable efforts to operate only in the ordinary course of business and to maintain all existing business relationships in good standing.

(c) Upon written consent of the Class A Member, the Board of Managers shall have full and plenary power and authority, as the agent of the Company, to cause the Company to enter into a transaction providing for a Sale of the Company and to take any and all such further action in connection therewith as the Board of Managers may deem necessary or appropriate (and not inconsistent with the provisions of this Section 8.1) in order to consummate such Sale of the Company. The Board of Managers, in exercising its rights under this Section 8.1, shall have complete discretion over the terms and conditions of any Sale of the Company effected hereby, including, without limitation, price, type of consideration, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows; provided, that (i) the type of consideration and payment terms applicable with respect to all Class B Membership Units within each respective class or series of Class B Membership Units are identical in all material respects; (ii) each Unitholder receives in such Interest. No Unitholder (without its consent) shall be required to Transfer more than its pro rata share of the total outstanding Units proposed to be Transferred. Without limitation of the foregoing, the Board of Managers may authorize and cause the Company to execute (or execute on behalf of the Company) such agreements, documents, applications, authorizations, registration statements and instruments (collectively “Sale Documents”) as it shall deem necessary or appropriate in connection with any Sale of the Company, and each third person who is party to any such Sale Documents may rely on the authority vested in the Board of Managers under this Section 8.1 for all purposes.

(d) The Company shall pay for all transaction costs and expenses incurred in connection with any Sale of the Company to the extent not paid by the acquiring party or the Unitholders. Each Unitholder shall pay for all transaction costs and expenses incurred by such Unitholder on an individual basis, and its pro rata share (based upon its share of the aggregate proceeds after deducting all transaction costs and expenses incurred for the benefit of all of the Unitholders as a group in connection with any Sale of the Company, including for this purpose the value of any Unitholder’s “rolled”, or retained equity) of those transaction costs and expenses incurred for the benefit of all of the Unitholders as a group in connection with any Sale of the Company, in each case, to the extent not otherwise paid by the Company or the acquiring party. In addition, each Unitholder shall bear its pro rata share (based upon its share of the aggregate proceeds, including for this purpose the value of any Unitholder’s “rolled”, or retained equity) of any indemnities required of all of the Unitholders in connection with a Sale of the Company (other than indemnities arising out of representations concerning such Unitholder’s own Units or its ownership thereof, the authority of such Unitholder to effect the transaction, the enforceability of such Unitholder’s obligations thereunder, and other representations and covenants particular to such Unitholder, for which such Unitholder shall be solely responsible) (“Unitholder Matters”); provided, that (i) a Unitholder’s liability shall be several and not joint, (ii) except in instances of such Unitholder’s fraud, the maximum potential liability for such indemnities shall be limited to the amount of the aggregate proceeds received or receivable by such Unitholder in the Sale of the Company and (iii) with respect to indemnities that do not relate to Unitholder Matters, the maximum potential liability for such indemnities shall be limited to such Unitholder’s pro rata share (as determined in the immediately preceding sentence) of the indemnity obligations.

(e) EACH HOLDER OF CLASS B UNITS HEREBY EXPRESSLY AND IRREVOCABLE APPOINTS THE BOARD OF MANAGERS AND ITS SUCCESSORS AND ASSIGNS AS SUCH UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH UNITLHOLDER’S CLASS B MEMBERSHIP UNITS AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH UNITOHOLDER’S CLASS B MEMBERSHIP UNITS AND OTHER SECURITIES OF THE COMPANY AS BOARD OF MANAGERS MAY DIRECT IN CONNECTION WITH A SALE OF THE COMPANY EFFECTED BY BOARD OF MANAGERS IN ACCORDANCE WITH THIS SECTION SOLELY IN THE EVENT THAT SUCH UNITHOLDER FAILS TO VOTE SUCH UNITHOLDER’S CLASS B MEMBERSHIP UNITS OR TAKE ANY AND ALL SUCH OTHER ACTION IN CONNECTION WITH A SALE OF THE COMPANY IN ACCORDANCE WITH THIS SECTION. SUCH APPOINTMENT OF THE BOARD OF MANAGERS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID THROUGH THE DATE THERE SHALL BE CONSUMMATED A SALE OF THE COMPANY.

8.2 Tag Along Rights. In case of an equity Sale of the Company, any Member may participate and sell their Membership Interest in such sale to the Buyer and receive the same consideration as the Class A Member on a per Unit basis. The Class A Member shall notify the buyer in such Sale of the Company and may not execute an agreement for the Sale of the Company without such agreement allowing for the provisions of this Section 8.2.

8.3 Change in Business Form.

(a) Each holder of Class B Units hereby irrevocably delegates and cedes to the Class A Member the sole authority and power to, in its sole discretion, (i) convert the Company into a corporation (by merger or otherwise) or another form of business entity at any time, in which event the terms and conditions contained herein (including the terms and conditions relating to the Units and Capital Accounts) shall be, as closely as possible, adopted by the new entity, (ii) notwithstanding anything else in this Agreement to the contrary, make an election to have the Company be treated as a corporation for federal income tax purposes and, if applicable, state income or franchise tax purposes, rather than as a partnership or (iii) require the transfer of Units held by such Unitholder (along with all other Unitholders) to one or more corporations (or other legal entity) in exchange for shares of such corporation(s) (or other legal entity) (including by merger of the Company into a corporation, a split-off of the Company or a subsidiary, or contribution of equity interest and/or debt instruments) and, in connection therewith, each Unitholder agrees to the Transfer of its Units in accordance with the terms of exchange as provided by the Class A Member (each, a “Change in Form”).

(b) Notwithstanding anything contained herein to the contrary, it is anticipated that a Change in Form would occur prior to, or in connection with, a Public Offering, and at the time of such Public Offering, the valuation of the Company’s equity securities shall be determined based on the per share or Unit, as applicable, net proceeds to be received by the Company pursuant to such Public Offering, and such equity securities shall be allocated among the Unitholders in accordance with their proportion of Units owned to the outstanding Units. In connection with any Change in Form, subject to the preceding sentence, the Class A Member may cause a recapitalization, reorganization, incorporation and/or exchange of the Units into securities which, to the extent possible, reflect and are consistent with the Units, distribution preferences and Capital Accounts as in effect immediately prior to such transaction. It is the intent of the Members that the conversion of the Company into corporate form and the conversion or reorganization of any of the Company operating divisions, whether currently existing or existing in the future, into corporate form are a part of the Member’s investment decision(s) with respect to Units held by the Members.

(c) No holder of Class B Units shall have the right or power to veto, vote for or against, amend, modify or delay any such Change in Form. Further, each holder of Class B Units shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, a determined by the Class A Member, to effectuate and perform any such Change in Form.

ARTICLE IX.

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s Business. The Company shall maintain at its principal office in the State of Hawaii all of the following:

(a) A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Assignee;

(b) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(c) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(d) A copy of this Agreement and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(e) Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

(f)  The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

9.2  Delivery to Members and Inspection.

(a) Upon the request of any Member or Assignee for purposes reasonably related to the interest of that Person as a Member or Assignee, the Company shall promptly deliver to the requesting Member or Assignee, at the expense of the Company, a copy of the information required to be maintained under Sections 9.1 (b), (d), and (e) and a copy of this Agreement.

(b) Each Member and Assignee has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Assignee, to:

(1) inspect and copy during normal business hours any of the Company records described in Sections 9.1(a) through (f); and

(2) obtain from the Company, promptly after their becoming available, a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year.

(c) Members representing at least ten percent (10%) of the Percentage Interests, or three (3) or more Members, may make a written request to the Company for an income statement of the Company for the initial three-month, six-month, or nine-month period of the current Fiscal Year ended more than thirty (30) days prior to the date of the request, and a balance sheet of the Company as of the end of that period. Such statement shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no such report, the certificate of the Company that the statement was prepared without audit from the books and records of the Company. If so requested, the statement shall be delivered or mailed to the Members within thirty (30) days thereafter.

(d) Any request, inspection or copying by a Member or Assignee under this Section 9.2 may be made by that Person or that Person’s duly designated agent or attorney.

(e) The Company shall promptly furnish to a Member a copy of any amendment to the Articles or this Agreement executed by a Person pursuant to a power of attorney from the Member.

9.3 Financial and Other Information. The Company shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request. The Company shall distribute to the Members, promptly after the preparation or receipt thereof by the Company, any financial or other information relating to any Person in which the Company owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, as amended, that is received by the Company with respect to any equity interest of the Company in such Person.

9.4 Filings. The Company shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Company shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports and instruments required to be filed by the Company with those entities under the Act or other then current applicable laws, rules and regulations.

9.5 Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

9.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters shall be made by the Members. The Members may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

9.7 Tax Matters for the Company; Partnership Representative. The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. The Members shall designate one of the Members to be the Partnership Representative. The Partnership Representative shall represent the Company, at the Comp any’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Partnership Representative shall oversee the Company tax affairs in the overall best interests of the Company, but shall not have the right to agree to extend any statute of limitations without the approval of a Majority Interest. If for any reason the Partnership Representative can no longer serve in that capacity or ceases to be a Member, the Members shall designate another Member to be the Partnership Representative.

ARTICLE X.

DISSOLUTION AND WINDING UP

10.1 Dissolution Event. Upon the occurrence of a Dissolution Event, the Company shall dissolve unless the Member consents within ninety (90) days of the Dissolution Event to the continuation of the Business of the Company.

10.2 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following (a “Dissolution event”):

(a) The happening of any event of dissolution if any is specified in the Articles;

(b) The vote of the Members holding seventy-five percent (75%) of the outstanding and issued Units;

(c) By the approval of the Class A Member in the sale of all or substantially all the assets of the Company;

(d) By approval of the Class A Member by virtue of a merger, consolidation, or corporate reorganization under Internal Revenue Code 368;

(e) The entry of a decree of judicial dissolution pursuant to the Act;

(f) The issuance of a declaration of administrative termination under the Act; or

(g) Required by law, including by order of a court of competent jurisdiction.

10.3 Certificate of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 10.2, the Members who have not wrongfully dissolved the Company or, if none, the Board of Managers, shall execute the Certificate of Dissolution in such form as shall be prescribed by the State of Delaware Secretary of State and file the Certificate of Dissolution as required by the Act.

10.4 Winding Up. Upon the occurrence of any event specified in Section 10.2, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. The Board of Managers shall take full account of the liabilities and assets of the Company, shall either cause its assets to be distributed or sold, and if sold (which shall be done as promptly as is consistent with obtaining the fair market value thereof), shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.6. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Board of Managers winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

10.5 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value. Such Net Profit or Net Loss shall then be allocated pursuant to Article VI, and the Member’s Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Members, or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Members or liquidating trustee, if any, and approved by a Majority Interest.

10.6  Order of Payment Upon Dissolution.

(a) After determining that all known debts and liabilities of the Company, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members holding Units pro rata in in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

(b) The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, shall be deemed to have been adequately provided for if the payment thereof has been assumed or guaranteed in good faith by one or more financially responsible persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members to be adequate at the time of any distribution of the assets pursuant to this section. This section shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

10.7 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against any other Member.

10.8 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Economic Interests. Accordingly, except where the Members have failed to liquidate the Company as required by this Article X, each Member hereby waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the Business of the Company in conformity with the Articles or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.8 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

ARTICLE XI.

INDEMNIFICATION AND INSURANCE

11.1  Definitions. For purposes of this Article XI, the following definitions shall apply:

(a) “Agent” means any person who is or was a member manager, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor business entity of the Company or of another enterprise at the request of the predecessor business entity.

(b) “Expenses” shall include, without limitation, reasonable attorneys’ fees, disbursements and retainers, court costs, transcript costs, fees of accountants, experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding.

(c) “Proceeding” includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature, except a proceeding initiated by a Person pursuant to Section 11.10(b) to enforce such Person’s rights under this Agreement.

11.2  Indemnification of Agents.

(a) The Company has the power to defend and indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding (other than a Proceeding by or in the right of the Company) by reason of the fact that he, she or it is or was an Agent of believe that the Agent’s conduct was unlawful. The termination of any Proceeding, whether by judgement, the Company, against all Expenses, amounts paid in settlement, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by or levied against the Agent in connection with such Proceeding if it is determined, as provided in Section 11.5 or by a court of competent jurisdiction, that the Agent acted in good faith and in a manner that the Agent reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to order, settlement or conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Agent had reasonable cause to believe that the Agent’s conduct was unlawful. The Members may enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Members deem appropriate in their business judgment.

(b) The Company has the power to indemnify any Agent who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Agent is or was an Agent of the Company only against Expenses actually and reasonably incurred by the Agent in connection with such Proceeding if it is determined, as provided in Section 11.5 or by a court of competent jurisdiction, that the Agent acted in good faith and in a manner that the Agent reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made with respect to any claim, issue or matter as to which the Agent has been adjudged liable to the Company unless and only to the extent that the court in which such Proceeding was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Agent is fairly and reasonably entitled to indemnification for such Expenses which such court shall deem proper.

11.3 Insurance. The Company has the power to purchase and maintain insurance on behalf of any Person who is or was an Agent against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an Agent, whether or not the Company would have the power to indemnify such Person against such liability under this Article XI or under applicable law.

11.4 Successful Defense. Notwithstanding any other provision of this Agreement, to the extent that an Agent has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 11.2, or in defense of any claim, issue or matter therein, the Agent shall be indemnified against Expenses actually and reasonably incurred in connection therewith.

11.5 Determination of Conduct. If the Company, pursuant to Section 11.2, elects to indemnify an Agent, then any indemnification under Section 11.2 (unless ordered by a court as referred to in such Section 11.2) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Agent is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 11.2. Such determination shall be made by the Class A Member, whether or not constituting a quorum, who were not parties to such Proceeding.

11.6 Payment of Expenses in Advance. Expenses incurred by an Agent in connection with a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written undertaking by or on behalf of the Agent to repay such amount if it shall ultimately be determined that the Agent is not entitled to be indemnified by the Company as authorized in this Article XI.

11.7 Indemnity Not Exclusive. If the Company, pursuant to Section 11.2, elects to indemnify an Agent, then the indemnification and advancement of Expenses provided by, or granted pursuant to, the provisions of this Article XI, shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of Expenses may be entitled under any agreement or by vote of the Members, or otherwise, both as to action in such Person’s capacity as an Agent of the Company and as to action in another capacity while serving as an Agent. All rights to indemnification under this Article XI arising from the Company’s election to indemnify an Agent pursuant to Section 11.2 shall be deemed to be provided by a contract between the Company and each Agent who serves in such capacity at any time while this Agreement and relevant provisions of the Act and other applicable law, if any, are in effect. Any repeal or modification hereof or thereof shall not affect any such rights then existing.

11.8 Reimbursement by an Agent from Insurance Proceeds. If the Company, pursuant to Section 11, elects to indemnify an Agent, and a Person shall receive payment from any insurance carrier or from the plaintiff in any action against such Person with respect to indemnified amounts after payment on account of all or part of such indemnified amounts having been made by the Company pursuant to this Article XI, such Person shall reimburse the Company for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Company to such Person exceeds such indemnified amounts; provided, however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments to such Person hereunder. In addition, upon payment of indemnified amounts under the terms and conditions of this Agreement, the Company shall be subrogated to such Person’s rights against any insurance carrier with respect to such indemnified amounts (to the extent permitted under such insurance policies). Such right of subrogation shall be terminated upon receipt by the Company of the amount to be reimbursed by such Person pursuant to Section 11.3.

11.9 Heirs, Personal Representatives, Executors and Administrators. If the Company, pursuant to Section 11.2, elects to indemnify an Agent, then the indemnification and advancement of Expenses granted pursuant to this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an Agent of the Company and shall inure to the benefit of such Person’s heirs, personal representatives, executors and administrators.

11.10  Indemnification Upon Application.

(a) If the Company, pursuant to Section 11.2, elects to indemnify an Agent, then any indemnification or advance under Section 11.2 or Section 11.6 shall be made promptly, and in no event later than sixty (60) days, after the Company’s receipt of the written request of an Agent therefor, unless, in the case of an indemnification, a determination shall have been made as provided in Section 11.5 that the Agent has not met the relevant standard for indemnification set forth in Section 11.2.

(b) If the Company, pursuant to Section 11.2, elects to indemnify an Agent, then the Company’s agreements to indemnify or make an advance of Expenses as provided by this Article XI Shall be enforceable in any court of competent jurisdiction.

11.11  Limitations on Indemnification. No payments pursuant to this Agreement shall be made by the Company:

(a) To indemnify or advance funds to any Person with respect to a Proceeding initiated or brought voluntarily by such Person and not by way of defense, except as provided in Section 11.10(b) with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement, otherwise than as required under applicable law, but indemnification or advancement of Expenses may be provided by the Company in specific cases if a determination is made in the manner provided in Section 11.5 that it is appropriate; or

(b) If a court of competent jurisdiction finally determines that any indemnification or advance of Expenses hereunder is unlawful.

11.12 Partial Indemnification. If the Company, pursuant to Section 11.2, elects to indemnify an Agent, and if the Agent is thereby entitled under any provision of this Article XI to indemnification by the Company for a portion of Expenses, amounts paid in settlement, judgments, fines, penalties or ERISA excise taxes incurred by such Person in any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Agent for the portion of such Expenses, amounts paid in settlement, judgments, fines, penalties or ERISA excise taxes to which such Person is thereby entitled.

ARTICLE XII.

MISCELLANEOUS

12.1 Counsel to the Company. Counsel to the Company may also be counsel to any Member or any Affiliate of a Member. The Members may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the Hawaii Rules of Professional Conduct or similar rules in any other jurisdiction (the “Rules”). Each Member acknowledges that company counsel (“Company Counsel”) does not and will not represent any Member in the absence of a clear and explicit written agreement to such effect between the Member and Company Counsel, and that in the absence of any such agreement Company Counsel shall owe no duties directly to a Member. Notwithstanding any adversity that may develop, if any dispute or controversy arises between any Members and the Company, or between any Members or the Company, then each Member agrees that Company Counsel may represent either the Company or such Member (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation. Each Member further acknowledges that Company Counsel has represented the interests of Theodore Peck in connection with the formation of the Company and the preparation and negotiation of this Agreement.

12.2 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the Articles conflicts with any provision of this Agreement, the Articles shall control.

12.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective successors and assigns.

12.4 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns; nothing in this Agreement shall relieve or discharge the obligation or liability of any third person to any party to this Agreement; and no provision in this Agreement shall give any third person any right of subrogation or action over or against any party to this Agreement.

12.5 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, or to the singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations and the Act or other statutes or laws will include all amendments, modifications or replacements of the specific Sections and provisions concerned/

12.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

12.7 Interpretation. If any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

12.8 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 12.9. Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 12.13, and that when so made shall be as if served upon him or her personally within the State of Delaware.

12.9 Intentionally Omitted.

12.10 Exhibits. All Exhibits attached to this Agreement are incorporated herein and shall be treated as if set forth herein.

12.11 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

12.12 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, that may be necessary, desirable or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

12.13 Notices. Any notice to be given to or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and shall be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A. Any Party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

12.14 Amendments. Any amendments to this Agreement or the Articles shall be in writing and signed by the Class A Member. In the absence of any opinion of counsel as to the effect thereof, no amendment to this Agreement or the Articles shall be made which violates the Act or is likely to cause the Company to be taxed as a corporation.

12.15 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (i) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (ii) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

12.16 No Interest in Company Property; Waiver of Action for Partition. No Member or Assignee has any interest in any specific property of the Company. Without limiting the foregoing, each Member and Assignee irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

12.17 Attorney’s Fees. If any dispute between the Company and the Members, or among the Members, should result in litigation or arbitration, the prevailing Party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including, without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.

12.18  Time is of the Essence. All dates and times in this Agreement are of the essence.

12.19 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

12.20  Special Power of Attorney.

(a) Attorney in Fact. Each Unitholder hereby grants the Board of Managers to this Agreement, acting jointly, a special power of attorney irrevocably making, constituting and appointing the Board of Managers as the Unitholder’s attorney in fact, with all power and authority to act in the Unitholder’s name and on the Unitholder’s behalf and in its stead to execute, acknowledge and deliver, and swear to in the execution, acknowledgment, delivery and filing of, the following documents:

(1) The documents described in Section 2.6’

(2) Assignments, sale, or exchange of Units, Economic interests, or other documents of Transfer to be delivered in connection with the purchase of such pursuant to Section 7.7, or Article 8;

(3) Any other instrument or document that may be reasonably required by the Members or the Company in connection with any of the foregoing; and

(4) Any consent to the representation of the Company by counsel selected by the Members or the Company as described in Section 12.1.

(b) Irrevocable Power. The special power granted in Section 12.20(a): (i) is irrevocable, (ii) is coupled with an interest, and (iii) shall survive a Member’s death, incapacity or dissolution.

(c) Signatures. The Board of Managers may exercise the special power of attorney granted in Section 12.20(a) by a facsimile or pdf signature of the aforesaid initial Members or one of their officers.

12.21 Governing Law. This Agreement shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware, and specifically the Act.

12.22 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted electronically (e.g., by facsimile or as attachments to electronic mail messages in .pdf format) shall be valid and legally binding as ink-signed originals.

IN WITNESS WHEREOF, THE UNDERSIGNED HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

THE COMPANY:
HOLU HOU ENERGY, LLC

By:
Bradley Hansen, Chief Executive Officer

CLASS A MEMBER:
BORQS TECHNOLOGIES, INC.

By:
Name:	Pat Sek Yuen Chan
Title:	Chief Executive Officer

CLASS B MEMBERS:
BRAD HANSEN

By:
Name:	Brad Hansen

LONGSHIP VENTURES

By:
Name:	Bradley L Hansen
Title:	Owner Longship Ventures LLC

NUVIEW IRA – BRAD HANSEN

By:
Name:	Brad Hansen
Title:	Investor

NUVIEW IRA – TED PECK

By:
Name:	Ted Peck
Title:	Investor

SHERRY XIA

By:
Name:	Sherry Xia

DAVID UNSWORTH

By:
Name:	David Unsworth

Exhibits

Exhibit A. Units

Exhibit B: Regulatory Allocations

Exhibit C: Equity Incentive Plan

Schedules

Schedule 3.1. Initial Capital Contributions.